UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

INFOSMART GROUP, INC.
(Exact name of Registrant as specified in charter)

California (State or other jurisdiction of incorporation)	001-15643 (Commission File Number)	95-4597370 (IRS Employer Identification Number)

Flat E, 17th Floor, EGL Tower,
83 Hung To Road
Kwun Tong, Hong Kong
(Address of principal executive offices)

Registrant’s telephone number, including area code: (852) 2868-3385

5th Floor, Texaco Centre,
126-140 Texaco Road,
Tsuen Wan, Hong Kong
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer

Effective March 23, 2010, Seto Man Fai resigned as Chief Executive Officer and President of the Company. Mr. Seto’s resignation was not a result of any disagreements relating to the Company’s operations, policies or practices.

Appointment of Officer

Effective March 23, 2010, the Board of Directors of the Company appointed Kwok Chung Lit as the new Chief Executive Officer and President of the Company.

Mr. Kwok oversees Discobras operation in Brazil and sales in South America.  He was previously General Manager at a world-wide company with trading in United States & China over twenty years.

There are no transactions or relationships between the Company and Mr. Kwok in which Mr. Kwok had or is to have a direct or indirect material interest.

Family Relationships

Mr. Kwok does not have a family relationship with any of the officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreement

On March 23, 2010, Mr. Kwok entered into an employment agreement (the “Employment Agreement”) with the Company for the appointment as the Chief Executive Officer of the Company. Pursuant to the Employment Agreement, the Company will pay to Mr. Kwok a fix salary of HK$40,000 per month or approximately US$5,128.20 per month. The Company also agrees to reimburse Mr. Kwok for reasonable expenses that he incurs in connection with the performance of his duties as a Chief Executive Officer of the Company. The Employment Agreement is filed as Exhibit 10.2 to this Form 8-K and is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits

Exhibits

Exhibit No.	Exhibit Description

10.1	Resignation Letter of Seto Man Fai, dated March 23, 2010
10.2	Employment Agreement between Infosmart Group, Inc. and Kwok Chung Lit, dated March 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSMART GROUP, INC. (Registrant)

Date: April 1, 2010	By:	/s/ Kwok Chung Lit
Kwok Chung Lit Chief Executive Officer and President